UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2022
Ameresco, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street,	Suite 410,	Framingham,	MA	1701
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1033 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 26, 2022, one of Ameresco, Inc.'s ("Ameresco") subsidiaries ("RNG Holdings"), a holding company for three renewable natural gas project companies (the "Project Companies"), entered into a loan agreement (the "RNG Credit Facility") with HA RNG Lender LLC, an affiliate of Hannon Armstrong Sustainable Infrastructure Capital, Inc. The RNG Credit Facility refinanced and increased the available borrowings under a non-recourse credit facility which RNG Holdings and the Project Companies entered into on October 23, 2020, for a principal amount of up to $50 million which was scheduled to expire March 31, 2026 (the "Prior Facility").

The loan is scheduled to mature on October 26, 2037, provides a principal amount of up to $125 million and bears interest at a rate of 6.5% with a residual percentage of distributable cash flows payable after the maturity date of the loan, until the earlier of the lender achieving an 8.25% “IRR” on funds borrowed under the facility, or the facility discharge date on October 26, 2047. The principal and interest payments are due in quarterly installments based on a five (5)-year amortization schedule with the principal payments being adjusted based on the distributable cash flows from the three renewable natural gas projects ("Projects") owned and operated by the Project Companies. No up-front, commitment or structuring fees were payable on the credit facility.

At the closing, RNG Holdings drew down $80 million under the RNG Credit Facility, approximately $26.5 million of which was used to repay all amounts outstanding under the Prior Facility and the remainder was used to terminate swap obligations, pay transaction costs, make permitted distributions to Ameresco and for the Project Companies' working capital needs. The facility allows two additional draws, subject to certain conditions, up to the remaining principal amount, to be used to make distributions to Ameresco.

RNG Holdings is the borrower under the RNG Credit Facility. The obligations under the facility are guaranteed by all of RNG Holdings’s subsidiaries and are secured by RNG Holdings’ and its subsidiaries' assets as well as Ameresco's equity interest in RNG Holdings. Borrowings under the credit facility are otherwise non-recourse to Ameresco.

All borrowings may be paid before maturity in whole or in part at RNG Holdings’s option after three years provided that the lender’s IRR is achieved and against a prepayment of 102% of par for prepayments between October 26, 2025 and October 25, 2027 and 101% of par for prepayments between October 26, 2027 and October 25, 2029. No call premium applies for payments on or after October 26, 2029. The facility is subject to mandatory pre-payment provisions customary for non-recourse project financings of this type.

The RNG Credit Facility contains affirmative and negative covenants customary to non-recourse project financings of this type, including covenants restricting the ability of RNG Holdings's and its subsidiaries' ability, subject to negotiated exceptions, to: create liens or guarantee obligations; incur additional indebtedness; dispose of or lease assets; change their business activity; pay dividends and make other distributions; make investments; merge or liquidate; issue additional equity; engage in transactions with affiliates; and amend material project documents. Any failure to comply with the covenants of the credit facility could prevent RNG Holdings from being able to borrow additional funds and would constitute a default. The RNG Credit Facility also includes several other customary events of default, including a change in control of RNG Holdings and a breach of material project agreements, such as off-take agreements, gas supply agreements, leases and easements. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lender would be entitled to take various actions, including accelerating amounts due under the RNG Credit Facility, terminating the credit facility, and enforcing liens against the collateral.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.
October 27, 2022	By:	/s/ Spencer Doran Hole
Spencer Doran Hole
Executive Vice President, Chief Financial Officer